Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2014, with respect to the consolidated balance sheets of Eco-Stim Energy Solutions, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Whitley Penn LLP

Dallas, Texas
November 14, 2014